     EXHIBIT 99.1

Hi-Tech Pharmacal Reports 6% Increase in Sales and 11% Increase in EPS for the Fourth Fiscal Quarter 2010 and a 51% Increase in Sales and an 198% Increase in EPS for Fiscal 2010

AMITYVILLE, N.Y. - July 13, 2010 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the fourth quarter and year ended April 30, 2010.

Fourth Quarter Results
For the three months ended April 30, 2010, the Company reported net sales of $40.5 million, an increase of 6% from $38.3 million for the same period last year.

During the quarter ended April 30, 2010, net sales of generic pharmaceutical products were $31.4 million, a decrease of 6% compared to $33.2 million for the same fiscal 2009 period.  The decline was due to slower sales on certain cough cold and flu products, due to a stronger than normal season the prior year, and the discontinuation, in the Company’s second quarter, of several unapproved products. Sales of Dorzolamide with Timolol ophthalmic solution and Dorzolamide ophthalmic solution totaled $11.2 million. Unit sales of Fluticasone Propionate nasal spray were particularly strong in late March and April.

Sales for the Health Care Products division (“HCP”), which markets the Company’s branded OTC products, increased 15% to $2.7 million for the three months ended April 30, 2010 compared to $2.3 million for the same fiscal period in the prior year. The increase was primarily due to sales of the newly acquired Mag-Ox® brand of magnesium supplements.

ECR Pharmaceuticals, which markets the Company’s branded prescription products, contributed $6.5 million, for the three months ended April 30, 2010, up from $2.8 million. ECR was acquired on February 27 , 2009, so the Company only recorded two months of sales in the prior year.

Cost of sales increased to $19.7 million or 48.5% of sales from $18.4 or 48.0% of sales. A decrease in sales price for Dorzolamide products lowered the gross margin, but was partially offset by increased sales of higher margin branded products at ECR Pharmaceuticals. Additionally, the Company wrote off $0.9 million for finished goods and raw materials related to products which the Company suspended subsequent to fiscal year end as part of a response to an FDA warning letter received by the Company.

Sales, General and Administrative expenses decreased to $10.3 million from $10.6 million or 3% as the Company no longer had to pay a royalty to its former partner on Dorzolamide with Timolol ophthalmic solution. This decrease was partially offset by increased SG&A expenses at ECR due to additional sales representatives and three months of expense versus two months for the prior year.

Research and Development costs increased by 22% to $2.4 million from $2.0 million, as the Company began working on several new development projects.

Royalty income increased to $1.0 million from $0.3 million due to the royalties from nutritional products divested by the Company’s Midlothian Laboratories division and an increase of royalties from Brometane.

The Company reported quarterly net income of $6.5 million or $.50 per fully diluted share for the three months ended April 30, 2010, compared to a net income of $5.1 million or $.45 per fully diluted share for the same period in the prior year.

Full Year Results
For the fiscal year ended April 30, 2010, the Company reported net sales of $163.7 million, an increase of 51% from $108.7 million for the same period last year.

Sales of generic pharmaceutical products were $133.7 million, an increase of 40% compared to $95.7 million for the prior year.  Sales of Dorzolamide with Timolol ophthalmic solution, Dorzolamide ophthalmic solution, Acetic Acid with Hydrocortisone, Sulfamethoxazole with Trimethoprim and Fluticasone Propionate nasal spray were primarily responsible for the increase.

Sales for the HCP division, which markets the Company’s branded OTC products, increased 11% to $11.3 million for the fiscal year ended April 30, 2010 compared to $10.1 million for the prior year. Increased sales of Diabetic Tussin® and Mulitbetic® as well as sales of the Mag-Ox® brand magnesium supplements, acquired in March 2010, led the increase.

ECR Pharmaceuticals, which markets the Company’s branded prescription products, contributed $18.7 million, for the full fiscal year, up from $2.8 million for the two months after ECR was acquired on February 27, 2009.

Cost of sales decreased as a percentage of sales to 44% from 52%. The increase in higher margin branded product sales of our ECR subsidiary was the primary reason for the change. Also contributing to this trend were strong sales of Hydrocortisone with Acetic Acid otic solution.

Sales, General and Administrative expenses increased to $45.1 million from $33.3 million primarily due to a full year of selling expense related to ECR’s sales force versus the prior year with only two months of this expense. Additionally, payments to the Company’s partner on Dorzolamide with Timolol ophthalmic solution increased, partially due to a $2.1 million one-time payment to terminate the agreement in January 2010.

Research and Development costs increased by 2% to $7.6 million from $7.4 million, as the Company’s work on several new development projects more than offset the decline in costs associated with a clinical trial which the Company completed earlier this fiscal year.

Royalty income increased to $3.6 million from $0.6 million due to the royalties on products divested by the Company’s Midlothian Laboratories division and increased royalties on Brometane. Contract research income increased to $0.9 million from $0.1 million due to work performed for a company in the branded prescription product market.

Net income increased to $31.1 million or $2.50 per fully diluted share in fiscal 2010 compared to a net income of $9.8 million or $.84 per fully diluted share for the prior year.

David Seltzer, President and CEO, commented: “We are very pleased with results for the fourth quarter and year end as we reported the best results ever in the Company’s history. Our generic and branded business made great contributions to our success, and we are very excited about our future. We believe that our pipeline of products and our strong balance sheet will continue to facilitate the growth of the Company.”

Conference Call
Today at 10 a.m. Eastern Time the Company will hold a conference call to discuss its financial results. To access the conference call, dial toll free 866-804-6923, or 857-350-1669 for international callers, five minutes before the conference. The passcode of the conference call is 94211004.

A replay of the conference call will be available after 12 p.m. on July 13, 2010, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 73822521.

Other Information
Hi-Tech currently has sixteen products awaiting approval at the FDA, targeting brand and generic sales of over $1 billion including two products for which the Company has a financial interest which were filed by other companies. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $3 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products.  The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products.  The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances.  We caution you not to place undue reliance upon any such forward looking statements which speak only as the date made.  Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a results of new information, future events or otherwise.

Contact Information:  Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Twelve Months		Three Months

	4/30/2010	4/30/2009	4/30/2010	4/30/2009
Net sales	$163,691,000	$108,651,000	$40,519,000	$38,315,000
Cost of goods sold	71,328,000	56,971,000	19,655,000	18,401,000

Gross profit	92,363,000	51,680,000	20,864,000	19,914,000

Selling, general, administrative expenses	45,142,000	33,292,000	10,297,000	10,633,000
Research & product development costs	7,559,000	7,429,000	2,375,000	1,950,000
Royalty income	(3,572,000)	(547,000)	(1,033,000)	(314,000)
Contract research (income)	(894,000)	(136,000)	—	(94,000)
Interest expense	29,000	38,000	5,000	9,000
Interest (income) and other	(1,254,000)	(4,245,000)	(21,000)	(13,000)
Total	47,010,000	35,831,000	11,623,000	12,171,000

Income (loss) before income taxes	45,353,000	15,849,000	9,241,000	7,743,000
Provision for income tax expense (benefit)	14,232,000	6,032,000	2,732,000	2,621,000

Net income (loss)	$31,121,000	$9,817,000	$6,509,000	$5,122,000

Basic net earnings (loss) per common share	2.61	.87	.52	.46

Diluted net earnings (loss) per common share	2.50	.84	.50	.45

Weighted average common shares outstanding- basic	11,903,000	11,303,000	12,434,000	11,225,000

Effect of potential common shares	522,000	389,000	489,000	133,000

Weighted average common shares outstanding – diluted	12,425,000	11,692,000	12,923,000	11,358,000